Gulf Resources Reports Fourth Quarter and
Fiscal Year 2014 Financial Results

Gulf Resources, Inc. March 13, 2015 4:30 PM

SHOUGUANG, China, March 13, 2015 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2014.

Fiscal Year 2014 Highlights

•	Revenue was $113.7 million, a year-over-year decrease of 4%
•	Gross profit was $31.9 million, a decrease of 7%
•	Gross margin was 28%, compared to 29% in 2013
•
Net income was $17.9 million, or $0.46 per basic and diluted share from $21.0 million, or $0.55 per basic and $0.54 per diluted share compared with the same period in 2013, a year-over-year decrease of 15%.

•	Excluding the one-time gain from the relocation of Factory #3 in 2013, earnings per share would have only declined 6.4%.
•	Cash totaled $146.6 million as of December 31, 2014 ($3.77 per share)*
•	Net net cash (cash-liabilities) totaled $135,676,863 ($3.49 per share).*
•	Cash flow per share totaled $46,573,777 ($1.20 per share).*
•	Free cash flow totaled $39,392,574 ($1.01 per share).*
•	Cash flow for the years 2013 and 2014 combined totaled $86,725,049 ($2.28 per share)*
•	Free cash flow for the years 2013 and 2014 combined totaled $79,581,715 ($2.05 per share).*
•	Shareholders' equity reached $312.1 million ($8.02 per share)*

Fourth Quarter 2014 Highlights

•	Revenue was $25.2 million, a year-over-year decrease of 16%
•	Gross profit was $6.7 million, a year-over-year decrease of 27%
•	Gross margin increased to 26.5% from 30.4% for the fourth quarter of 2013
•
Income from operations was $4.0 million as compared to $7.6 million in the fourth quarter of 2013, a year-over-year decrease of 47%. The fourth quarter of 2013 had a one-time gain of $623,577 for the relocation of Factory No. 3.

•	Operating margin was 15.8% compared to 25.1% for the fourth quarter of 2013
•	Net income was $2.9 million, or $0.07 per basic and diluted share, versus $5.6 million, or $0.15 per basic and $0.14 per diluted share a year ago, a year-over-year decrease of 49%

Fiscal Year 2014 Financial Results

Net revenue for the fiscal year 2014, was $113,660,331, a decrease of $4,731,452, or 4%, over the same period in 2013. This decrease was attributable to our bromine and crude salt segments. (i) revenue from our bromine segment decreased from $60,488,886 for the fiscal year 2013 to $57,949,824 for the same period in 2014, a decrease of approximately 4%, due to lower prices (ii) revenue from our crude salt segment decreased from $13,790,128 for the fiscal year 2013 to $10,752,226 for the same period in 2014, a decrease of approximately 22%, due to lower prices (iii) revenue from our chemical products segment increased from $44,112,769 for the fiscal year 2013 to $44,958,281 for the same period in 2014, an increase of approximately 2%.

Gross profit was $31,922,721, or 28%, of net revenue for fiscal year 2014 as compared to $34,182,647, or 29%, of net revenue for fiscal year 2013. Income from operations was $23,818,221 for the fiscal year 2014 (or 21% of net revenue), a decrease of $4,625,271 (or approximately 16%) over income from operations for the fiscal year 2013. The decrease resulted primarily from the decrease in pricing for our bromine and crude salt segments products as well as from the recognized gain on the relocation of original Factory No.3 in the amount of $2,501,336 for the fiscal year 2013. Net income was $17,871,795 for the fiscal year 2014, a decrease of $3,095,562 (or approximately 15%) as compared to the same period in 2013. This decrease was primarily attributable to the decrease in the selling price of bromine and crude salt.

Fourth Quarter 2014 Results

Gulf Resources' revenue was $25.2 million for the fourth quarter of 2014, a decrease of 16%, from $30.1 million for the fourth quarter of 2013. Revenue from the bromine segment was $14.0 million, a decrease of 1.3%. Revenue from the crude salt segment was $2.7 million, a decrease 28.0%. Revenue from the chemical products segment was $8.5 million, a decrease of 30.0% from the corresponding period in 2013.

Gross profit for the fourth quarter of 2014 was $6.7 million, a decrease of 27%, from $9.1 million of the fourth quarter of 2013, and gross profit margin for the three months ended December 31, 2014 was 26.5%, as compared to 30.4% for the corresponding period last year. Sales, marketing and other operating expenses for the fourth quarter of 2013 were $25,576, as compared to $26,795 for the corresponding quarter last year.

General and administrative expenses for the fourth quarter of 2014 were $2.24 million, as compared to $2.21 million for the fourth quarter of 2013.

Income from operations for the fourth quarter of 2014 was $4.0 million, as compared to $7.6 million for the corresponding quarter of 2013. The operating margin was 15.8% for the fourth quarter of 2013, as compared to 25.1% for the fourth quarter of 2013.

For the fourth quarter of 2014, the Company incurred other income of $82,408, as compared to $50,212 for the corresponding quarter last year.

Income taxes were $1.2 million for the fourth quarter of 2014, a decrease of 40% from $2.0 million for the fourth quarter of 2013. The Company's effective tax rate was 26% during the quarter, which is same as the fourth quarter of 2013.

Net income was $2.9 million for the fourth quarter of 2014, a decrease of 49%, from $5.6 million for the fourth quarter of 2014. Basic and diluted earnings per share in the fourth quarter of 2014 were $0.07 per basic and diluted share as compared to $0.15 per basic and $0.14 per diluted share in the fourth quarter of 2013. Weighted average number of basic shares for the three months ended December 31, 2014 was 38,725,282, as compared with 38,395,921 for the three months ended December 31, 2013.

Financial Condition

As of December 31, 2014, Gulf Resources had cash of $146.6 million, ($3.77 per share),* current liabilities of $8.1 million, and shareholders' equity of $312.1 million ($8.02 per share)*. Net net cash (cash-all liabilities) totaled $135,676,863 ($3.49 per share)*. At the end of fiscal year 2014, the Company had working capital of $186.0 million ($4.78 per share)*.

During 2014, we generated positive cash flow from operating activities of $46.6 million ($1.20 per share)*. We used approximately $0.66 million for the payment of land leases. In the same period, we also used approximately $6.46 million in the third phase enhancement project related to the protective shells to transmission channels and ducts in Factory No. 10 and 11.

Free cash flow per share totaled $39,392,574 ($1.01 per share)*.

In the past two years combined, the Company generated cash flow from operating activities of $86,725,049 ($2.28 per share)* and free cash flow of $79,581,715 ($2.05 per share)*.

SUBSEQUENT EVENTS

In order to increase the Company's profit margins, produce more consistent and reliable earnings and lessen dependence on the economically sensitive bromine industry, on January 12, 2015, the Company entered into an Equity Interest Transfer Agreement (the "Agreement") with Shouguang City Rongyuan Chemical Co, Ltd. ("SCRC") and its shareholders, pursuant to which SCHC acquired SCRC and all rights, title and interest in and to all assets owned by SCRC, a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia.

On February 4, 2015 the Company closed the transactions contemplated by the Agreement between the Company, SCHC and SCRC. In consideration for SCRC, SCHC paid $66.2 million in cash and issued approximately 7.27 million shares of common stock at a price of $2.00 per share, which represents a 73% premium over the previous 10 day closing price. The shares were issued to the four former equity owners of SCRC. The issuance of the shares was exempt from registration pursuant to Regulation S of the Securities Act of 1933, as amended. On the closing date, the Company entered into a lock-up agreement with the four former equity owners of SCRC. In accordance with the terms of the lock-up agreement, the shareholders have agreed not to sell or transfer the shares for five years from the date the stock certificates evidencing the Shares were issued. Total consideration for the purchase of SCRC was approximately $80.8 million.

As the initial accounting for the acquisition of SCRC is incomplete at the time the financial statements are issued. Supplemental pro forma information as required by FASB ASC 805-10-50-2(h) is not available for disclosure.

On January 30, 2015, the Company announced that it found natural gas resources under its bromine well in the Sichuan area. The company will hire a third party to conduct a survey of the geological structure and complexity analysis and the economics of the natural gas under this well. The Company is in the final stage of discussion with the expert company to finalize the service agreement.

Business Outlook

Overall, we expect that the Chinese economy and bromine demand will remain relatively soft. However, with the acquisition and the expansion of our chemical business, we expect 2015 total revenue will increase to $190 million, and net income will increase to the range of $33 million to $34 million (approximately $0.74 per share) based on current bromine price levels.

This guidance does not include either the costs or the potential revenues of the Sichuan gas project.

The Company will not consider further development of the Sichuan gas project until the assessment report from third party has been completed, which is expected by the end of May 2015. If the project is commercially viable, the company intends to invest approximately $10 million for further development in 2015.

The Rongyuan acquisition is going smoothly. Audited financials are required be filed by end of April 2015 with the SEC in accordance to Form 8-K rules.

Gulf will continue to pursue horizontal and vertical acquisition targets in order to increase the Company's profitability.

"In 2015, we will also consider methods of increasing shareholder value," said Mr. Xiaobin Liu, the CEO of the company. "We have generated substantial free cash flow and made accretive acquisitions. We have also bought back some stock. However, we recognize our stock is highly undervalued. We ended 2014 with net cash per share of $3.77*, more than twice the current stock price. Our shareholders equity was $312.1 million ($8.02 per share)*. During 2015, we will consider a number of possible ways of increasing shareholder value including stock buybacks, roadshows, the possibility of dual listing on other exchanges, and etc. We value our shareholders and want to take steps that will benefit them."

* All per share calculations have not been audited and have been calculated using the end of the year share count of 38,911,014 as shown on the balance sheet in the 10-K.

Conference Call

Gulf Resources' management will host a conference call on Monday, March 16, 2015 at 7:30 AM Eastern Time to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2014.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should call +1 (706) 643-1666. The conference participant ID is 5572541.

A replay of the conference call will be available two hours after the call's completion during 03/16/2014510:30 EDT - 04/16/2015 23:59 EDT. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 5572541.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.com/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries' business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	As of December 31,
	2014		2013
Current Assets
Cash		$146,585,601		$107,828,800
Accounts receivable		41,997,862		44,885,354
Inventories		5,367,868		5,301,995
Prepayments and deposits		86,301		4,583
Prepaid land leases		51,024		50,548
Other receivables		38,272		--
Deferred tax assets		864		1,657
Total Current Assets		194,127,792		158,072,937
Non-Current Assets
Property, plant and equipment, net		124,350,781		146,400,436
Property, plant and equipment under capital leases, net		1,339,602		1,701,328
Prepaid land leases, net of current portion		733,560		753,928
Deferred tax assets		2,430,417		2,316,176
Total non-current assets		128,854,360		151,171,868
Total Assets		$322,982,152		$309,244,805

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses		$4,004,728		$5,645,831
Retention payable		326,959		209,126
Capital lease obligation, current portion		205,128		202,392
Taxes payable		3,545,429		5,248,486
Total Current Liabilities		8,082,244		11,305,835
Non-Current Liabilities
Capital lease obligation, net of current portion		2,826,495		2,943,878
Total Liabilities		$10,908,739		$14,249,713

Stockholders' Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$		$
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 38,911,014 and 38,765,201 shares issued; and 38,672,865 and 38,580,602 shares outstanding as of December 31, 2014 and 2013, respectively		19,456		19,383
Treasury stock; 238,149 and 184,599 shares as of December 31, 2014 and 2013		(561,728)		(500,000)
Additional paid-in capital		80,380,008		80,033,981
Retained earnings unappropriated		183,480,402		166,421,427
Retained earnings appropriated		18,078,392		17,265,572
Cumulative translation adjustment		30,676,883		31,754,729
Total Stockholders' Equity		312,073,413		294,995,092
Total Liabilities and Stockholders' Equity		$322,982,152		$309,244,805

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)

	Years Ended December 31,
	2014	2013
NET REVENUE
Net revenue	$113,660,331	$118,391,783

OPERATING EXPENSES / INCOME
Cost of net revenue	(81,737,610)	(84,209,136)
Sales, marketing and other operating expenses	(105,588)	(96,372)
Research and development cost	(134,292)	(140,445)
Exploration cost	(488,880)	--
Write-off / Impairment on property, plant and equipment	(673,705)	(27,964)
Loss from disposal of property, plant and equipment	(9,866)	--
General and administrative expenses	(7,161,047)	(8,563,282)
Gain on relocation of factory	--	2,501,336
Other operating income	468,878	587,573
	(89,842,110)	(89,948,290)

INCOME FROM OPERATIONS	23,818,221	28,443,493

OTHER INCOME (EXPENSES)
Interest expense	(203,296)	(208,250)
Interest income	482,885	339,798
	279,589	131,548
INCOME BEFORE TAXES	24,097,810	28,575,041

INCOME TAXES	(6,226,015)	(7,607,683)

NET INCOME	$17,871,795	$20,967,358

COMPREHENSIVE INCOME:
NET INCOME	17,871,795	20,967,358
OTHER COMPREHENSIVE INCOME
- Foreign currency translation adjustments	(1,077,846)	9,258,450

COMPREHENSIVE INCOME	$16,793,949	$30,225,808

EARNINGS PER SHARE
BASIC	$0.46	$0.55
DILUTED	$0.46	$0.54

WEIGHTED AVERAGE NUMBER OF SHARES
BASIC	38,694,567	38,395,921
DILUTED	39,260,627	38,827,330

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)

	Years Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$17,871,795	$20,967,358
Adjustments to reconcile net income to net cash provided by operating activities:
Interest on capital lease obligation	202,656	207,393
Amortization of prepaid land leases	680,551	660,002
Depreciation and amortization	27,642,222	27,460,693
Allowance for obsolete and slow-moving inventories	(3,174)	(21,265)
Write-off / Impairment loss on property, plant and equipment	673,705	27,964
Loss from disposal of property, plant and equipment	9,866	--
Gain on relocation of factory	--	(2,501,336)
Demolition expenditure net off against gain on relocation of factory	--	(1,059,965)
Currency translation adjustment on inter-company balances	(92,412)	774,405
Deferred tax asset	(121,436)	5,502
Stock-based compensation expense	346,100	544,900
Changes in assets and liabilities:
Accounts receivable	2,751,676	(7,777,332)
Inventories	(84,777)	879,952
Prepayment and deposits	(80,673)	(4,583)
Accounts payable and accrued expenses	(1,616,195)	(1,057,016)
Retention payable	117,905	(1,233,988)
Other receivables	(38,272)	18,000
Taxes payable	(1,685,760)	2,260,588
Net cash provided by operating activities	46,573,777	40,151,272

CASH FLOWS FROM INVESTING ACTIVITIES
Additions of prepaid land leases	(664,106)	(638,076)
Proceeds from sales of property, plant and equipment	21,514	143
Purchase of property, plant and equipment	(6,538,611)	(3,192,681)
Compensation proceeds received	--	3,868,483
Net cash provided by (used in) investing activities	(7,181,203)	37,869

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock	(61,728)	--
Repayment of capital lease obligation	(304,806)	(302,497)
Net cash used in financing activities	(366,534)	(302,497)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(269,239)	2,701,121
NET INCREASE IN CASH AND CASH EQUIVALENTS	38,756,801	42,587,765
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	107,828,800	65,241,035
CASH AND CASH EQUIVALENTS - END OF YEAR	$146,585,601	$107,828,800

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	$7,604,071	$5,605,116
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock upon cashless exercise of options	$73	$107

Contact:
Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Hai Yan Xu)
Beishengrong@vip.163.com
IR Manager
Max Ma
Max_vx@163.com